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                                                                                               EXHIBIT 12.2

                                        Hospitality Properties Trust
           Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Distributions
                                                    (in
                                      thousands, except ratio amounts)


                                                                     For the
                                                                   Years Ended
                                                                  December 31,
                                    -------------------------------------------------------------------------
                                       2000            1999              1998          1997          1996
                                       ----            ----              ----          ----          ----

Income Before Extraordinary
     Item                             $126,271       $111,929          $87,982       $59,153        $51,664
Fixed Charges                           37,682         37,352           21,751        15,534          5,646
                                    ----------     ----------        ---------      --------      ---------
Adjusted Earnings                     $163,953       $149,281         $109,733       $74,687        $57,310


Fixed Charges and Preferred
Distributions:
     Interest on indebtedness and
     amortization of deferred
     finance costs                     $37,682        $37,352          $21,751       $15,534         $5,646
     Preferred distributions             7,125          5,106               --            --             --
                                    ----------     ----------        ---------     ---------       --------
Total Combined Fixed Charges
     And Preferred Distributions       $44,807        $42,458          $21,751       $15,534         $5,646

Ratio of Earnings to Combined
     Fixed Charges and Preferred
     Distributions                       3.66x          3.52x            5.04x         4.81x         10.15x


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